Exhibit 24
POWER OF ATTORNEY

This statement confirms that the undersigned, David W. Lindemann, Jr., has authorized and designated Alexander W. Tawse to execute and file on the undersigned’s behalf a Form ID and all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of United States Oil and Gas Corp.  The authority of Alexander W. Tawse under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of United States Oil and Gas Corp, unless earlier revoked in writing.  The undersigned acknowledges that Alexander W. Tawse is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: June 28, 2010	/s/ David W. Lindemann, Jr.
David W. Lindemann, Jr.